Exhibit 99.1
News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Mar. 10, 2009)
BAKER ANNOUNCES RECORD EARNINGS FOR 2008
     PITTSBURGH — Michael Baker Corporation (NYSE Alternext US:BKR) today reported record earnings for the year 2008, driven primarily by the performance of its Engineering business segment.
     For 2008, Baker reported record net income of $29.2 million, or $3.28 per diluted share, on total revenue of $699.4 million. This compares to net income of $19.3 million, or $2.18 per diluted share, on total revenue of $727 million in 2007. A number of positive factors in Engineering contributed to this improved earnings performance, including improved profitability on certain federal and state projects, both domestically and internationally, and the favorable impact of a non-recurring project settlement during the year. The Energy segment also added to the earnings increase, due primarily to a year-over-year decrease in self-insured general liability costs and favorable tax-related settlements in several international jurisdictions. The decrease in total revenue occurred despite a 14 percent increase in Engineering’s year-over-year revenue, as Energy’s revenue decreased 25 percent.
     The 14 percent increase in 2008 revenue in the Engineering business resulted primarily from work performed as support for the Department of Homeland Security’s efforts to secure U.S. borders, an increase in work performed for the Company’s unconsolidated joint venture in Iraq, growth in several existing transportation projects, and the project settlement mentioned previously. Operating income before corporate overhead allocations in Engineering increased 11 percent, with the major factor being the improved revenue volume compared to the year-ago period. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenues was 11.2 percent for the current year, compared to 11.5 percent for 2007. This year-over-year reduction results from a decrease in project incentive awards from clients and an increase in incentive compensation expense to reward personnel for the record performance in 2008.
     The 25 percent decrease in 2008 revenue in the Energy business was due primarily to a client’s sale of properties and the resulting termination of a domestic managed services contract during the third quarter of 2007, changes in the scope of services provided to two existing managed services clients, and the cancellation of another managed services contract in the first half of 2008. This decline was partially offset by an increase in revenue from domestic offshore labor clients in the Gulf of Mexico during 2008, and an increase in international revenue, primarily in Nigeria. Energy’s operating income before corporate overhead allocations in the current year increased 66 percent over the same period last year due primarily to the lower self-insured liability costs and favorable tax-related settlements mentioned previously, and a non-recurring incentive award associated with a managed services contract. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues was 4.2 percent for 2008, compared to 1.9 percent for 2007.
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ADD ONE — BAKER 2008 FINANCIAL RESULTS
     The effective tax rate for 2008 was 42 percent, slightly lower than the 43 percent for 2007.
     Total backlog for the Engineering and Energy businesses at December 31, 2008, was $1.22 billion, compared to $1.31 billion at December 31, 2007. Of these totals, $450 million and $426 million at December 31, 2008, and December 31, 2007, respectively, are considered funded backlog for the Engineering segment. Included in funded backlog at December 31, 2008, was $68 million related to the Company’s FEMA Map Modernization contract, compared to $57 million at December 31, 2007.
     On the balance sheet as of December 31, 2008, the Company had no long-term debt and a cash balance of approximately $49 million.
     In the fourth quarter of 2008, the company recorded net income of $3.0 million, or $0.33 per diluted common share, on total revenue of $172 million, compared with net income of $7.2 million, or $0.80 per diluted common share, on total revenue of $196 million in the fourth quarter of 2007. The year-over-year reduction in fourth quarter performance relates primarily to the aforementioned increase in incentive compensation expense in the Engineering segment, the recognition of a bad debt reserve related to a portion of a bankrupt Energy client’s receivables, and the settlement of a contract-related claim in the Energy business.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “Obviously, we are pleased with Engineering’s record performance in 2008, and recognize that Energy overcame some significant obstacles to make a significant contribution to the bottom line. 2009 will be a challenging year for America and the world, but Baker is well positioned to withstand the storm. With no debt and an increasing cash balance, our financial position is strong. And with a steady backlog level, carefully targeted project pursuits and the infrastructure stimulus spending, we are poised for continued success.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation, water, and oil & gas. With more than 4,500 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Wednesday, March 11, at 10:00 a.m. EDT, to discuss its 2008 financial results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com
     (The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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BAKER 2008 FINANCIAL RESULTS
FINANCIAL SUMMARY
(In thousands, except earnings per share)
Fourth Quarter Operating Results

(Unaudited)	2008	2007
Revenues	$172,406	$195,836

Gross profit	23,429	28,448

Income from operations	2,321	10,406

Income before income taxes	4,360	11,186

Net income	$2,987	$7,191

Net income per share:
Basic	0.33	0.82
Diluted	$0.33	$0.80

Full Year Operating Results

(Audited)	2008	2007
Revenues	$699,395	$726,965

Gross profit	113,657	100,496

Income from operations	43,440	31,375

Income before taxes	50,401	33,725

Net income	$29,154	$19,340

Net income per share:
Basic	3.31	2.21
Diluted	$3.28	$2.18

BAKER 2008 FINANCIAL RESULTS
Segment Results

	For the three months		For the year
	ended December 31,		ended December 31,
(In millions)	2008	2007	2008	2007
Revenues
Engineering	$114.6	$111.8	$455.9	$401.5
Energy	57.8	84.0	243.5	325.5

Total revenues	$172.4	$195.8	$699.4	$727.0

Income from operations before Corporate overhead
Engineering	$7.0	$12.5	$51.1	$46.2
Energy	0.2	2.7	10.3	6.2

Total segment income from operations before Corporate overhead	7.2	15.2	61.4	52.4

Less: Corporate overhead
Engineering	(3.5)	(3.3)	(13.6)	(14.0)
Energy	(1.3)	(1.3)	(5.2)	(5.3)

Total Corporate overhead	(4.8)	(4.6)	(18.8)	(19.3)

Total income/(loss) from operations
Engineering	3.5	9.2	37.5	32.2
Energy	(1.1)	1.4	5.1	0.9
Other Corporate (expense)/income	(0.1)	(0.2)	0.8	(1.7)

Total income from operations	$2.3	$10.4	$43.4	$31.4

Backlog

	As of December 31,
(In millions)	2008	2007
Engineering
Funded	$449.5	$425.6
Unfunded	534.7	696.6

Total Engineering	984.2	1,122.2
Energy	233.4	191.7

Total	$1,217.6	$1,313.9

BAKER 2008 FINANCIAL RESULTS
Condensed Balance Sheets

	As of December 31,
(In thousands)	2008	2007
ASSETS
Cash and cash equivalents	$49,050	$22,052
Receivables, net	113,676	109,453
Unbilled revenues on contracts in progress	70,455	88,214
Prepaid expenses and other	16,756	14,718

Total current assets	249,937	234,437

Property, plant and equipment, net	16,671	16,776
Goodwill and other intangible assets, net	17,254	17,367
Other long-term assets	8,200	7,770

Total assets	$292,062	$276,350

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$42,421	$55,940
Accrued compensation and insurance	47,162	41,974
Other accrued expenses	28,696	36,123
Billings in excess of revenues on contracts in progress	17,449	15,771

Total current liabilities	135,728	149,808

Other long-term liabilities	13,690	11,485

Total liabilities	149,418	161,293

Common Stock	9,351	9,306
Additional paid-in capital	48,405	47,356
Retained earnings	92,214	63,060
Other comprehensive (loss)/income	(2,565)	96
Less — Treasury shares	(4,761)	(4,761)

Total shareholders’ investment	142,644	115,057

Total liabilities & shareholders’ investment	$292,062	$276,350

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